Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2009
FINANCIAL RESULTS

     MIAMI, FL, March 1, 2010 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2009.
     For the full year ended December 31, 2009, revenues were $801.5 million, compared to $565.2 million for 2008. The increase in revenues in 2009 was primarily due to higher prices related to the increase in federal excise taxes, which became effective on April 1, 2009. The Company recorded operating income of $143.2 million for 2009, compared to operating income of $135.3 million for 2008. Net income for 2009 was $24.8 million, or $0.34 per diluted common share, compared to net income of $60.5 million, or $0.76 per diluted common share, for 2008. The results for 2009 included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, a one-time income tax benefit of $6.2 million associated with the recognition of a deferred tax asset, a pre-tax charge of $18.6 million on extinguishment of debt and $35.9 million of pre-tax charges from changes in fair value of derivatives embedded within convertible debt, pre-tax impairment charges of $8.5 million on real estate investments, $2.1 million in pre-tax income from the Company’s investment in the St. Regis Hotel, which was sold in March 2008, and $0.9 million of restructuring charges. Adjusting for these items, the Company’s net income for 2009 would have been $52.4 million, or $0.72 per diluted common share. The results for 2008 included $12.6 million of pre-tax income from the Company’s investment in the St. Regis hotel, a $24.3 million pre-tax gain from changes in fair value of derivatives embedded within convertible debt and pre-tax expense of $32.4 million relating to impairment charges from long-term investments, real estate and investment securities available for sale. Adjusting for these items, the Company’s net income for 2008 would have been $57.8 million, or $0.81 per diluted common share.

     Fourth quarter 2009 revenues were $236.7 million, compared to revenues of $144.4 million in the fourth quarter 2008. The Company recorded operating income of $36.2 million in the 2009 fourth quarter, compared to operating income of $35.4 million in the fourth quarter of 2008. Net income for the 2009 fourth quarter was $13.4 million, or $0.19 per diluted common share, compared to net income of $12.2 million, or $0.08 per diluted common share, in the 2008 fourth quarter. The results for the three months ended December 31, 2009 included $10.1 million of pre-tax charges from changes in the fair value of derivatives embedded within convertible debt which was offset by $2.1 million of pre-tax income from the Company’s investment in the St. Regis Hotel. Adjusting for these items, the Company’s net income for the fourth quarter of 2009 would have been $18.2 million or $0.25 per diluted common share. The 2008 fourth quarter included approximately $583,000 of pre-tax income from the Company’s investment in the St. Regis hotel, a pre-tax gain of $16.5 million from changes in fair value of derivatives embedded within convertible debt and a pre-tax expense of $25.4 million of impairment charges relating to long-term investments, real estate and investment securities available for sale. Adjusting for these items, the Company’s net income for 2008 would have been $17.2 million, or $0.24 per diluted common share.
     For the three months and year ended December 31, 2009, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $236.7 million and $800.0 million, respectively, compared to $143.8 million and $562.7 million for the three months and full year ended December 31, 2008, respectively. Operating income was $42.9 million for the fourth quarter 2009 and $168.0 million for the full year 2009, compared to $43.2 million for the fourth quarter of 2008 and $170.2 million for the full year 2008. Adjusting for the one-time gain on the brand transaction, operating income for the year ended December 31, 2009 would have been $163.0 million.

Conference Call to Discuss Fourth Quarter and Full Year 2009 Results
     As previously announced, the Company will host a conference call and webcast on Tuesday, March 2, 2010 at 11:00 A.M. (ET) to discuss fourth quarter and full year 2009 results. Investors can access the call by dialing 800-859-8150 and entering 10995162 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will be available shortly after the call ends on March 2, 2010 through March 16, 2010. To access the replay, dial 877-656-8905 and enter 10995162 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues*	$236,748	$144,420	$801,494	$565,186

Expenses:
Cost of goods sold*	179,298	84,263	577,386	335,299
Operating, selling, administrative and general expenses	21,362	24,774	85,041	94,583
Gain on brand transaction	—	—	(5,000)	—
Restructuring and impairment charges	(100)	—	900	—

Operating income	36,188	35,383	143,167	135,304

Other income (expenses):
Interest and dividend income	215	1,424	492	5,864
Interest expense	(18,522)	(16,310)	(68,490)	(62,335)
Changes in fair value of derivatives embedded within convertible debt	(10,080)	16,500	(35,925)	24,337
Provision for loss on investments	—	(25,400)	(8,500)	(32,400)
Loss on extinguishment of debt	(129)	—	(18,573)	—
Equity income from non-consolidated real estate businesses	9,685	1,693	15,213	24,399
Other, net	1,153	(19)	1,153	(597)

Income before provision for income taxes	18,510	13,271	28,537	94,572
Income tax expense	(5,077)	(1,026)	(3,731)	(34,068)

Net income	$13,433	$12,245	$24,806	$60,504

Per basic common share:

Net income applicable to common shares	$0.19	$0.17	$0.34	$0.85

Per diluted common share:

Net income applicable to common shares	$0.19	$0.08	$0.34	$0.76

Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and cost of goods sold include federal excise taxes of $120,958, $41,120, $377,771 and $168,170, respectively.

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